UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 30, 2011

ADAMIS PHARMACEUTICALS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11455 El Camino Real, Suite 310 San Diego, CA	92130
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:  (858) 997-2400

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01            Other Events

As Adamis Pharmaceuticals Corporation has previously reported in reports on Form 8-K and other periodic reports that we have filed with the Securities and Exchange Commission, on December 29, 2009, we issued to The G-Max Trust an unsecured convertible promissory note in the principal amount of $500,000 and also issued 500,000 shares of our common stock for aggregate gross proceeds of approximately $500,000.  As amended, the maturity date of the note was June 30, 2011.

Before the maturity date of the note, the G-Max Trust elected to convert all principal of the note into shares of our common stock at the conversion price stated in the note of $0.20 per share, and the note is no longer outstanding.

As we have previously reported in reports on Form 8-K and other periodic reports that we have filed with the Securities and Exchange Commission, in January 2010, we completed a private placement financing transaction with a small number of institutional investors led by Gemini Master Fund, Ltd., pursuant to a securities purchase agreement.  We issued 10% Senior Secured Convertible Notes, referred to as the Secured Notes, in the aggregate principal amount of $1.5 million and 1,500,000 shares of Adamis common stock, and received gross proceeds of $1.5 million.  As amended, the maturity date of the Secured Notes was June 30, 2011.  The Secured Notes are convertible into shares of Adamis common stock at any time at the discretion of the investors at an initial conversion price per share of $0.20.

Effective June 30, 2011, we paid in full the unconverted $345,000 outstanding principal amount of the Secured Notes and related accrued interest, and there are no longer any outstanding Secured Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS CORPORATION

Dated: July 6, 2011	By:	/s/Robert O. Hopkins
	Name:	Robert O. Hopkins
	Title:	Chief Financial Officer